EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE

                                 MICROAGE, INC.
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                                 (in thousands)

                                                            Quarter ended
                                                     ---------------------------
                                                     January 31,     February 1,
                                                        1999             1998
                                                     -----------     -----------
BASIC
  Weighted average common shares                       20,344           19,456
                                                      -------         --------

DILUTED
  Weighted average shares from basic
    calculation                                        20,344           19,456

  Dilutive effect of stock options and warrants           690               --
                                                      -------         --------
    Weighted average common and common
      equivalent shares outstanding - diluted          21,034           19,456
                                                      -------         --------

NET INCOME  (LOSS)                                    $ 2,066         $ (6,116)

Net income (loss) per common and common
  equivalent share:
    Basic                                             $  0.10         $  (0.31)
                                                      =======         ========
    Diluted                                           $  0.10         $  (0.31)
                                                      =======         ========